Exhibit 99.1

Excerpted Script from the Company’s 2021 Annual Meeting of Stockholders

December 14, 2021

Mr. Abraham:	Good morning and thank you for joining us for today’s virtual annual shareholder meeting for AYRO. When appropriate, we look forward to welcoming you to an in-person meeting at our headquarters in Round Rock, TX. Joining me from AYRO’s leadership team is Tom Wittenschlaeger, Chief Executive Officer.

During this call, Tom will be making forward-looking statements, including statements that address AYRO’s expectations for future performance or operational results. Forward-looking statements involve risks and other factors that may cause actual results to differ materially from those statements. For more information about these risks, please refer to the Risk Factors described in AYRO’s most recently filed periodic reports filed with the SEC.

The content of this call is accurate only as of today, Tuesday, December 14, 2021. Except as required by law, AYRO disclaims any obligation to publicly update or revise any information to reflect events or circumstances that occur after this call.

If you’d like to submit a question, please do so by typing it into the “Ask a question box” in the bottom left-hand side of the webpage.

It is now my pleasure to turn the call over to CEO Tom Wittenschlaeger.

Mr. Wittenschlaeger:	Good morning, all. While this may be the first time most of you have heard me speak, with this being the first communication I am providing to shareholders, please do not interpret that as an indication that we have simply been coasting along these past few months since I was named CEO in late September. Rather, it has been entirely the opposite.

In AYRO, I joined an emerging EV company that is a leader in the purpose-built, low-speed vehicle segment. Our partnerships with leading entities like Club Car, Gallery Carts, and Element Fleet Management should allow us to further penetrate the low-speed vehicle market, originally with the 411 and now with the next-generation vehicle, referred to as the Current. These partnerships offer us distribution channels that a company of our size does not normally enjoy. Moreover, it is with the help of these partners that we expect to recognize record revenues in the fourth quarter of 2021 from record unit deliveries. The bottom line is that the low-speed electric vehicle market is a winning strategy for AYRO, and our partners are well-aligned with us in this segment.

As any prudent leader would do, much of my first 60-75 days have been spent evaluating all aspects of AYRO’s business at every level, examining revenue and expenses and opportunities to enhance both in AYRO’s favor, existing partnerships and future potential partnerships, and, very importantly, overall strategy from a product portfolio standpoint. The goal, of course, has not changed, and that is to be the market leader in purpose-built EVs and EV solutions. What is being evaluated under my direction is the path we take to get there. Prior to AYRO, I had executive roles leading a team responsible for EV innovation and that developed a family of ultra-premium micro-mobility vehicles, and I also led a team responsible for building off-road vehicles and off road vehicle performance subsystems. Thus, my previous automotive, technology, engineering, and leadership experience provides a unique perspective on the EV revolution — which, in many ways, is still in its very early stages — and the strategy to best capitalize on it with the assets and partnerships currently in place at AYRO as well as through the development of additional assets, partnerships, and expertise.

So, I thought it would be best to wait until we were far enough along in the initial assessment period before providing an update. While I regret any uncertainty this may have caused in the intervening period, it is vitally important to me that shareholders know that our strategy and actions are designed to enhance shareholder value, and that when we communicate corporate strategy, it is done with the backdrop of a tremendous amount of data and consideration that are expected to maximize our likelihood of success. So, while shareholder and investor communication are essential… accuracy, thoroughness, and soundness of the thinking and clarity of the message cannot be compromised in the process.

Having said all that, I am happy to now provide an overview of a number of our activities since my joining the company, as well as a glimpse at our corporate strategy moving forward.

The first facet of our strategy will be a shift in our supply chain structure. As many of you are aware, over the past six months the very nature of supply chain logistics has become increasingly and dramatically complex and costly. This applies not just to AYRO, but pretty much for all enterprises worldwide. Shipping costs and delays have crippled many industries and companies, as the cost of a forty-foot shipping container coming to Los Angeles from Asia has risen from $4,000 to a peak of $18,000 and now sits at $13,000. Moreover, difficulties at the Port of Long Beach, where many Asian shipments enter the U.S., including the components for the Club Car Current, are well-documented and have led to additional delays, costs and production uncertainty in forecasting final assembly and shipment. Notwithstanding these unprecedented supply chain disruptions, it is worth reiterating that we expect to see record revenue in the fourth quarter of 2021.

For AYRO, these changes in supply chain logistics have impacted the cost and delivery of components for the Current vehicles from Asia, squeezed our margins, and ultimately slowed the throughput of our final assembled vehicles through Karma Automotive, our California-based manufacturing partner for the Current. In response to these factors, we have begun the process of evaluating on-shoring components that were previously imported from Asia, with the anticipated goals of a lower MSRP, improved margins, and enhanced product quality. So, supply chain evolution is expected to be a critical aspect of our refined corporate strategy and is a component we have already launched.

Next, we have begun evaluating and clarifying our product portfolio, specifically our future EV applications and products targeted at the both the low-speed vehicle market and the restaurant delivery market. Obviously, the EV itself is a significant component for each of these different market segments. In the low-speed vehicle segment, we have our partnership with Club Car and Gallery Carts for the Current, a product that is ideally suited for campus and stadium venues. In the high-speed vehicle segment, we are still evaluating the best way to penetrate this segment. In fact, we are taking a more holistic view in our detailed analysis of both the low-speed and high-speed markets to ensure we maximize the value we are able to capture in both segments.

For instance, there are the cargo systems, beds, boxes, and pods that are fitted onto vehicles that carry payload, whether it be food for restaurant delivery, pharmaceuticals and other necessary products from drug stores, or any other kind of shipment able to be delivered on a standard-sized vehicle. Moreover, there is also the enabling technology infrastructure, such as logistics support and web-based applications, used in payload shipping, routing, and communicating between the sender and the recipient that are necessary for each successful delivery. This includes route optimization and validation of payload accuracy – both functions vital to transforming today’s “one trip, one delivery” model to our future “one trip – multiple delivery” model. Thus, we see value in continuing to explore such components of the delivery solution. The data would suggest that while certain market opportunities could support the cost schedule of designing our own vehicles, the majority do not. We are exploring such cases at the moment and will have more to share about this strategy component in the future.

I can say, though, that our research thus far has led us to emphasize the low-speed market given the incremental opportunities we now see in that segment. As a market leader already in the low-speed EV segment, we are optimistic that we can further expand our competitive positioning here. We continue to evaluate the cost schedules of our vehicles and hope to have more guidance here in the coming quarters. However, I can also say that certain product initiatives may allow us to recognize revenue sooner than if we were singularly focused on building the next-generation 311x vehicle.

Closely related to the product portfolio evaluation is the evaluation of our partnerships. Club Car is a global leader in the utility low-speed vehicle segment, primarily for golf carts and utility trucks. Our exclusive relationship with Club Car offers us a distribution channel for the Current through its global network of over 500 dealers. Gallery Carts is an industry leader in designing products and solutions that deliver convenient, mobile solutions for food, beverages, merchandise, and healthcare distribution to college campuses, hotels and resorts, and business campuses. Its initiative of offering EVs to its corporate customers uses our low speed vehicles – first the 411 and now the Current — as its base vehicle platform, and we have been quite pleased with its innovative approaches to equipping our EVs for its mobile offerings. Element Fleet Management is the world’s largest fleet management company, with over 1 million vehicles under management in North America. Element offers us the ability to reach corporate customers in its network and can provide appropriate maintenance, accident repair, and financing to these customers. In today’s corporate world, having a partner like Element who has the infrastructure and experience to offer corporate customers a full-service solution is a tremendous asset.

Potentially new or modified paths forward with respect to our product portfolio require a fresh evaluation of our existing partnerships, possible modifications to our existing partnerships, or even new partnerships that can allow us to fully maximize the value of our product portfolio. We clearly want to fully leverage the offerings and expertise of all our partners and identify the proper partners to help us reach our goal of being a market leader in purpose-built EVs and EV solutions and maximizing the financial impact from our product portfolio.

Lastly, expense rationalization is an essential part of building any profitable enterprise. Despite a comfortable $77M cash position as of September 30, 2021, oversized cost structure is simply bad for any and every business. We are carefully exploring opportunities to reduce costs, and anticipate that as we continue to refine our product strategy, more opportunities will arise. To that end, we have also implemented a facility consolidation in Austin that will merge our office and manufacturing footprints. This will save on additional rent and overhead and also allow for efficiencies in human capital and workflow.

Make no mistake, there are no elements of our cost structure that are untouchable here at AYRO. Expenses that cannot be justified for the phase of product development we find ourselves in will be eliminated in order to improve our cash burn. These expenses under review include every element and every organization under our corporate umbrella, with an eye towards investing only in those functions essential to the phase of product development or roll-out we find ourselves in at that time. We do not plan to spend in advance of our need and are in an “all hands on deck” mode to optimize our product portfolio, deliver value-accretive products to market in the shortest possible time, and preserve cash to maximize strategic optionality once our product development activity concludes.

In addition to the fresh strategy evaluation we have conducted that we expect to pay off in subsequent quarters, we have not lost track of the near term execution. It is worth mentioning again that we expect to see record revenue in the fourth quarter of 2021, driven by expected record vehicle deliveries, despite the unprecedented supply chain disruptions that plague businesses worldwide.

We will have more to say about the fourth quarter’s performance, as well as additional insights and conclusions from our strategy evaluation, at a later time.

I want to again thank all of you for being shareholders of the Company, and I appreciate your patience and understanding as my team and I have been assessing all aspects of the business over the past few months. I believe the Company is in great shape and is uniquely poised to execute on our vision of becoming a leading EV manufacturer and provider of EV service solutions. I look forward to providing additional updates in due time and will now look to answer some questions previously submitted and asked here in this forum.

Mr. Abraham:	1. What is the status of the 311x? Wasn’t something supposed to be unveiled by now for that vehicle?

Mr. Wittenschlaeger:	As I mentioned in my earlier remarks, we are looking at both the low-speed and high-speed markets holistically. So, for us, we would rather refer to it as Project 311 instead of the 311x. Project 311 has been under review for close to 60 days, and clearly building a vehicle is a monumental task with many moving parts. At question is which piece or pieces of the vehicle/delivery POD/enabling infrastructure ecosystem create the most value. We are very interested in further analysis on the enabling infrastructure and reconfigurable cargo PODs . While this matter is under review, further spending has been paused. We look forward to updating investors on Project 311 when appropriate.

Mr. Abraham:	2. When will we see more significant revenue?

Mr. Wittenschlaeger:	We expect to recognize record quarterly revenue in 4Q2021. We are working diligently going forward to prevent revenue growth from being impacted by the meteoric rise in shipping and logistics delays. If we can mitigate these issues, we would expect revenue growth to continue. Our partners: Club Car, Gallery Carts, and Element Fleet Management are also expected to play a pivotal role in helping us achieve revenue growth.

Mr. Abraham:	3. What are your plans with the large cash balance?

Mr. Wittenschlaeger:	Our plans are to be fully poised to transition from low rate initial production (LRIP) to full production, including a transition to greater on-shoring and sourcing from the North American continent, without the need for another round of fund raising. We intend to leave substantial capital in reserves to afford the opportunity to evaluate strategic investments that complement and add value to the AYRO portfolio.

Mr. Abraham:	4. What are plans for additional partnerships?

Mr. Wittenschlaeger:	We have our hands full with our impressive list of current partners - Club Car, Gallery Carts, and Element, all market leaders in their respective segments. The pedigree of these partners continues to open many doors. We may choose to add select partners to address potentially attractive new segments, such as the Government arena.

Mr. Abraham:	5. Why is the stock price trading so low?

Mr. Wittenschlaeger:	We aren’t going to comment on the stock price but we know we believe ourselves to be well positioned with leading partners to be a major player in the low-speed vehicle (LSV) market and to deliver significant value to shareholders.

Mr. Abraham:	6. What is AYRO doing to get more news out?

Mr. Wittenschlaeger:	We will release news as we progress with our business plan. There remains work to do in finalizing our strategy, but we would expect to move forward and to communicate those moves in the future quarters.

Mr. Silverman:	If you have any additional questions for any member of management, questions may be submitted to investors@ayro.com. We will respond to appropriate questions in due course after the meeting.

If there is no further business, this concludes our Annual Meeting. The meeting is adjourned.

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Forward-Looking Statements

This document may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “may,” “plan,” “project,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements and include statements concerning the strategic review of the Company’s product development strategy. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: we are currently evaluating our product development strategy, which may result in significant changes and have a material impact on our business, results of operations and financial condition; if disruptions in our transportation network continue to occur or our shipping costs continue to increase, we may be unable to sell or timely deliver our products, and our gross margin could decrease; increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells and other critical components, could harm our business; the ability of AYRO’s suppliers to deliver parts and assemble vehicles; the ability of the purchaser to terminate or reduce purchase orders; AYRO has a history of losses and has never been profitable, and AYRO expects to incur additional losses in the future and may never be profitable; the impact of public health epidemics, including the COVID-19 pandemic; the market for AYRO’s products is developing and may not develop as expected and AYRO, accordingly, may never meet its targeted production and sales goals; AYRO’s business is subject to general economic and market conditions, including trade wars and tariffs; AYRO’s business, results of operations and financial condition may be adversely impacted by public health epidemics, including the recent COVID-19 outbreak; AYRO’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of any investment in its securities; AYRO may experience lower-than-anticipated market acceptance of its vehicles; developments in alternative technologies or improvements in the internal combustion engine may have a materially adverse effect on the demand for AYRO’s electric vehicles; the markets in which AYRO operates are highly competitive, and AYRO may not be successful in competing in these industries; a significant portion of AYRO’s revenues are derived from a single customer; AYRO relies on and intends to continue to rely on a single third-party supplier in China for the sub-assemblies in semi-knocked-down state for all of its current vehicles; AYRO may become subject to product liability claims, which could harm AYRO’s financial condition and liquidity if AYRO is not able to successfully defend or insure against such claims; the range of our electric vehicles on a single charge declines over time, which may negatively influence potential customers’ decisions whether to purchase AYRO’s vehicles; AYRO may be required to raise additional capital to fund its operations, and such capital raising may be costly or difficult to obtain and could dilute AYRO stockholders’ ownership interests, and AYRO’s long term capital requirements are subject to numerous risks; AYRO may fail to comply with environmental and safety laws and regulations; and AYRO is subject to governmental export and import controls that could impair AYRO’s ability to compete in international market due to licensing requirements and subject AYRO to liability if AYRO is not in compliance with applicable laws. A discussion of these and other factors is set forth in our most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and AYRO disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.